Exhibit 8.1

November 21, 2011

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $4,612,000 aggregate principal amount of Medium-Term Notes, Series K, Notes linked to 3 Month LIBOR due May 21, 2015 as described in the Company’s Pricing Supplement No. 147 dated November 16, 2011 (“Pricing Supplement 147”) to the Prospectus Supplement dated April 23, 2010 (“the Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Consequences” in Pricing Supplement 147.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Consequences” in Pricing Supplement 147 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP